Exhibit 99.1

FOR IMMEDIATE RELEASE

Hurco Announces Acquisition of Two Machine Tool Companies

INDIANAPOLIS, July 15, 2015 (GLOBE NEWSWIRE) -- Hurco Companies, Inc. (Nasdaq: HURC), a leader in the development and manufacture of machine tools with integrated control technologies for the worldwide metal cutting market, announced today that, through a wholly-owned subsidiary, it acquired substantially all of the assets of U.S.-based Milltronics Manufacturing Company, Inc. d/b/a Milltronics CNC Machines (Milltronics). Founded in 1973, Milltronics designs and manufactures CNC knee mills, toolroom bed mills, vertical machining centers, combination lathes, slant-bed lathes, horizontal machining centers, and bed mills.

In addition, Hurco announced today that its subsidiary Hurco Manufacturing Limited (Hurco Ltd.) entered into an agreement to acquire the business, technology, goodwill and operating assets of Takumi Machinery Co., Ltd., a Taiwanese company founded in 1988 (Takumi). Takumi designs and manufactures CNC vertical machining centers, double column machining centers, high speed bridge machines and other machine tools, with sales primarily in Taiwan, China and Europe. Subject to approval of the acquisition by the shareholders of Takumi at a meeting to be held before the end of July 2015, and to customary closing conditions, Hurco expects the closing of the acquisition to occur by the end of July 2015. Liberty Diversified International, Inc. (LDI) is the sole shareholder of Milltronics and the owner of approximately 98% of the outstanding shares of Takumi. LDI has agreed to cause the required Takumi shareholder approval to be obtained.

Mr. Gregory Volovic, President of Hurco, said:

“We believe these strategic acquisitions will significantly benefit global customers and Hurco. The Milltronics and Takumi machine tool brands are strong global brands for expansive machine tool product lines. Milltronics and Takumi have a combined customer base exceeding 18,000 installed machines throughout 30 countries. Hurco plans to continue to market the Hurco, Milltronics and Takumi branded machine tool products separately, given the distinguishing, unique values of each product line and brand. The Hurco, Milltronics and Takumi machine tool product lines should benefit from development of product enhancements, technologies and models due to the ability to leverage shared resources and cross-utilization of proven engineering designs. We believe these acquisitions will assist in our efforts to expand our global platform, particularly in strategic markets such as China and Latin America, and to achieve manufacturing cost reductions from economies of scale and manufacturing efficiencies.”

Mr. Volovic continued:

“Takumi and Milltronics machine tool products and end user markets are highly complementary to Hurco machine tool products and end user markets, in that approximately 60% of Milltronics and Takumi’s machine tool lines are unique, will expand our consolidated product range and customer base, and will accelerate emerging market penetration. For example, unlike Hurco and Milltronics machine tools, Takumi machines are equipped with industrial controls from Fanuc, Siemens, Mitsubishi or Heidenhain for high-volume manufacturing environments. The combined Hurco, Milltronics and Takumi businesses will represent one of the most comprehensive product portfolios in the machine tool industry, with more than 150 different models. We believe that these two acquisitions should be accretive to Hurco’s consolidated earnings in its 2016 fiscal year.”

Michael Doar, Chairman of the Board and CEO of Hurco Companies, Inc., stated:

“Since Hurco was founded in 1968, the cornerstone of the company has been its culture of innovation that focuses on consistent and continuous research and development. We are confident this culture will transfer to Milltronics and Takumi as they are both companies comprised of people who share our passion to advance the manufacturing industry through innovation. We look forward to working with Milltronics and Takumi employees and customers and sharing the success of our efforts with our shareholders.”

This news release contains forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, changes in operations due to acquisitions, the ability to maintain relationships with customers and other key business partners, loss of key personnel, the possibility that the anticipated benefits from the Milltronics and Takumi acquisitions will not be fully realized or will take longer to realize than expected, the possibility that costs or difficulties related to the integration of Milltronics and Takumi’s operations will be greater than expected, the risk that a condition to the closing of the Takumi acquisition will not be satisfied on a timely basis or at all, the risk that the Takumi acquisition fails to close for any other reason, the risks and uncertainties related to Hurco’s ability to successfully integrate the operations, products and employees of Milltronics and Takumi, the effect of the potential disruption of management’s attention from ongoing business operations due to the acquisitions, the effect of the announcement of the acquisitions on relationships with customers and vendors of Milltronics and Takumi, negative or unforeseen tax consequences and governmental actions and initiatives including import and export restrictions and tariffs. There can be no assurance that the Takumi acquisition will, in fact, be consummated.

About Hurco:

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools and machine tool components for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America. Website: www.hurco.com

About Milltronics:

Milltronics is a manufacturing company that designs and builds at its Minnesota facility CNC controls, milling machines, and turning machines for toolroom and production environments. Its product reputation is built on quality hardware and software, plus exceptional customer service. Website:www.milltronics.net

About Takumi:

Takumi Machinery Company, Ltd. is a machinery company organized and based in Taiwan that produces vertical machining centers, double column machining centers, and high speed bridge machines. Takumi machines are equipped with industry standard controls, such as Fanuc, Mitsubishi, Heidenhain and Siemens. Website: www.takumi.com

Contact:

Maggie Smith

Hurco Media Relations Manager

317-298-2622

smithmag@hurco.com

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